EXHIBIT 4.1

BURLINGTON INDUSTRIES, INC.

3330 West Friendly Avenue

Greensboro, NC 27410

February 11, 2003

Wachovia Bank, N.A.

301 North Church Street

Winston Salem, NC 27101

Attention: Shareholder Services

Re: Amendment No. 2 to Rights Agreement

Ladies and Gentlemen:

Pursuant to Section 26 of the Rights Agreement (the “Rights Agreement”), dated as of December 3, 1997 and amended and restated on February 4, 1999, between Burlington Industries, Inc. (the “Company”), and Wachovia Bank, N.A., as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

1. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Prior to the earliest of (i) the Close of Business on December 4, 2007 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23, and (iii) immediately prior to the Closing (as defined in the Berkshire Agreement) (the earliest of (i), (ii) and (iii) being the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e) and 9(c), exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the number of Units of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.”

2. Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(vv) at the end thereof:

“(vv) “Berkshire Agreement” means the Stock Purchase and Sale Agreement, dated as of February 11, 2003, as it may be amended from time to time, between Berkshire Hathway Inc., a Delaware corporation (“Buyer”), and the Company.”

3. Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:

Wachovia Bank, N.A.

February 11, 2003

“Notwithstanding anything in this Agreement to the contrary, none of Buyer, its Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Stock Acquisition Date, a Triggering Event, a Section 11(a)(ii) Event or a Section 13 Event shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Berkshire Agreement or the consummation of the transactions contemplated by the Berkshire Agreement.”

4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

5. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

6. This Amendment No. 2 to the Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7. This Amendment No. 2 to the Rights Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

8. This Amendment No. 2 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Berkshire Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.

Very truly yours,

BURLINGTON INDUSTRIES, INC.

By:	/s/ JOHN D. ENGLAR
Name: John D. Englar
Title: Senior Vice President

Wachovia Bank, N.A.

February 11, 2003

Accepted and agreed to as of the

effective time specified above:

WACHOVIA BANK, N.A.

By:	/s/ DEVONNA L. MOSLEY
Name: Devonna L. Mosley
Title: Trust Officer

cc:	EquiServe Trust Company N.A. c/o EquiServe Limited Partnership 150 Royall Street Canton, MA 02021 Attention: Client Administration